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EXHIBIT 23.1  CONSENT OF RADICS & CO., LLC

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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We hereby consent to the use of our report dated March 6, 1998, except for the tenth paragraph of Note 15, as to which the date is April 8, 1998, on the consolidated financial statements of West Essex Bank and Subsidiary as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 in the Pre-effective Amendment Number 1 to the Form S-1 filed by West Essex Bancorp, Inc. (the "Company"); in the Pre-effective Amendment Number 1 to the Application H-(e)1 filed by the Company; in the Pre-effective Amendment Number 1 to the Notice of Mutual Holding Company Reorganization, Form MHC-1, filed by West Essex Bank, and in the Pre-effective Amendment Number 1 to the Application for Approval of a Minority Stock Issuance by a Savings Bank Subsidiary of a Mutual Holding Company, Form MHC-2, filed by the Company, all relating to the reorganization of the Bank from a federally chartered mutual savings bank to the two-tier form of mutual holding company organization and concurrent minority stock offering of the Company's common stock. We further consent to the reference to our firm under the heading "Experts" in the offering circular.

/s/ Radics & Co., LLC

Pine Brook, New Jersey

July 31, 1998